FOR IMMEDIATE RELEASE	Contact:	Greg Steffens, President
JULY 17, 2009		(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF ACQUISITION OF
SOUTHERN BANK OF COMMERCE

             Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Southern Missouri," NASDAQ: SMBC), of Poplar Bluff, Missouri, announced that its acquisition of Southern Bank of Commerce, Paragould, Arkansas was completed today.

             Southern Missouri is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating ten offices in southeast Missouri. Southern Bank of Commerce is headquartered in Paragould, Arkansas, and operates four offices in northeast Arkansas. Mr. Steffens, President and Chief Executive Officer of Southern Bank, commented, "We warmly welcome Southern Bank of Commerce customers to our company. We are excited about the opportunity to offer our expanded array of financial products and services to this market.

             Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.